Exhibit 99.2

Auditors' Report to the Board of Directors on Financial Statement Schedules

Our audits of the consolidated financial statements referred to in our report to the shareholders dated January 25, 2002, except for Note 13.B dated as of February 6, 2002, appearing in the 2001 Annual Report on Form 10-K also included an audit of the financial statement schedule II listed in Item 14(a)2 of this Form 10-K. In our opinion, this financial statement schedule represents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/PricewaterhouseCooper LLP
PricewaterhouseCoopers LLP	Ottawa, Canada
Chartered Accountants	January 25, 2002,
except for Note 13.B dated as of February 6, 2002